Exhibit 3.19

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ORANGESODA, INC.

Pursuant to the provisions of the Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of OrangeSoda, Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

(A)                               That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Articles of Incorporation of the Corporation as set forth below and declared said amendment and restatement to be advisable;

(B)                               That the Amended and Restated Articles of Incorporation as set forth below have been approved by a unanimous vote of the voting power of the Corporation and of all holders of each series of preferred shares; and

(C)                               That the undersigned officer has been authorized and directed by the Board of Directors to execute and file this certificate setting forth the text of the Amended and Restated Articles of Incorporation of the Corporation as follows:

ARTICLE I
NAME

The name of the Corporation is OrangeSoda, Inc.

ARTICLE II
REGISTERED AGENT & REGISTERED OFFICE

Section 2.01                             Registered Agent.  The name and address of the Registered Agent in the State of Nevada for service of process is The Corporation Trust Company of Nevada, 311 South Division Street, Carson City, Nevada 89703.

Section 2.02                             Registered Office.  The address of the Corporation’s Registered Office in Nevada is 311 South Division Street, Carson City, Nevada 89703.

Section 2.03                             Other Offices.  The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE III
SHARES

Section 3.01                             The total number of shares of the capital stock, $0.001 par value, which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock ($0.001 par value).

Section 3.02                             The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

Section 3.03                             Except as provided in the Articles of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters submitted to the stockholders for a vote.

Section 3.04                             The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation, voting together as a single class, representing a majority of the voting power.  At any meeting held for the purpose of electing a Director, the presence in person or by proxy of the holders of a majority of the outstanding shares shall constitute a quorum for the purpose of electing such Director.

Section 3.05                             The Corporation elects to have preemptive rights as shall be contractually agreed between the Corporation and its stockholders.

ARTICLE IV
DIRECTORS

Section 4.01                             Governing Board.  The members of the Governing Board of the Corporation shall be styled as “Directors.”

Section 4.02                             Number of Directors.  The Board of Directors shall consist of that number of Directors as is determined pursuant to the Bylaws of the Corporation.  The name and address of the sole director is Anthony C. Scarfone, 3680 Victoria St. N., Shoreview, MN 55126.

ARTICLE V
DIRECTORS’ AND OFFICERS’ LIABILITY

To the maximum extent allowed under applicable law including, without limitation, under Nevada Revised Statutes (“NRS”) 78.138(7), as it may be amended or superseded, a director or officer of the Corporation shall not be individually liable to this Corporation or its stockholders or creditors for damages as a result of any act or failure to act in his capacity as a director or officer.  Any repeal or modification of this Article V by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the individual liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VI
INDEMNITY

Section 6.01                             Subject to the Bylaws of the Corporation and the provisions of the NRS, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the laws of the State of Nevada from time to time.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article VI.

Section 6.02                             Without limiting the application of the foregoing, the stockholders or Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

Section 6.03                             The Corporation shall pay the expenses (including attorneys’ fees) incurred by an indemnified person under this Article VI in defending any action, suit or proceeding in advance of its final disposition provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnified person to repay all amounts advanced if it should be ultimately determined by a court of competent jurisdiction that the indemnified person is not entitled to be indemnified under this Article VI or otherwise.  If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 30 days after a written claim therefor by the indemnified person has been received by the Corporation, the indemnified person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action, the Corporation shall have the burden of proving that the indemnified person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.04                             The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director or officer of another partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other partnership, joint venture, trust or other enterprise.

Section 6.05                             Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The indemnification provided in this Article VI shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VII
AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its bylaws, in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned officer has executed these Amended and Restated Articles of Incorporation of the Corporation as of July 24, 2012.

/s/ Anthony C. Scarfone
Anthony C. Scarfone
Secretary